UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 18, 2010

CHINA RITAR POWER CORP.

 (Exact name of registrant as specified in its charter)

Nevada	000-25901	87-0422564
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

Room 405, Tower C, Huahan Building,
16 Langshan Road, North High-Tech Industrial Park,
Nanshan District,
Shenzhen, China, 518057
 (Address of Principal Executive Offices)

(86) 755-83475380
Registrant’s Telephone Number, Including Area Code:

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 18, 2010, Mr. Zhenghua Cai, resigned as the Chief Financial Officer of China Ritar Power Corp. (the “Company”). Mr. Cai’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On the same day, our Board of Directors accepted Mr. Cai’s resignation and appointed Aijun Liu as the Company’s chief financial officer effective immediately. Mr. Liu’s annual compensation for his service as the Company’s chief financial office shall consists of only cash compensation of REM180,000 (approximately $26,500).

From April 2007 to December 2009, Mr. Liu was the Chief Accounting Officer of the Company’s subsidiary, Shenzhen Ritar Power Co., Ltd. and was in charge of accounting and finance. Prior to this, Mr. Liu served as a Director of Investment Bank Department with China US Venture Capital Group Limited and provided investment banking service for listing on America for Chinese enterprises from September 2005 to March 2007. From August 2002 to August 2005, Mr. Liu served as an Audit Manager with the Shenzhen Zhongheng Certified Public Accountants Co., Ltd. From June 1997 to July 2002, Mr. Liu was the Financial Manager of Shenzhen Wanji Pharmacy Co.,Ltd., a big company engaged in the business of research, manufacturing and selling medicines. Mr.Liu is a CPA and holds a lawyer’s certificate of qualification in China. Mr. Liu received a Bachelor’s Degree in Accounting from Jinan University and obtained a Master’s degree in Law from Wuhan University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Ritar Power Corp.

Date: January 18, 2010	By:	/s/ Jiada Hu
Jiada Hu
Chief Executive Officer